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                                                                   EXHIBIT 99.1

[ GBC NEWS LETTERHEAD ]

                                                 Contact: Paul J. Bors
                                                          Corporate Treasurer
                                                          (847) 291-6187


                        GBC COMPLETES IBICO ACQUISITION


     Northbrook, IL, February 27, 1998 -- General Binding Corporation (NASDAQ:
GBND) today announced it had completed the acquisition of Ibico AG, a privately-held manufacturer and marketer of document binding and laminating products. Headquartered in Zurich, Switzerland, Ibico's 1997 worldwide sales were approximately $117 million. Terms of the transaction were not disclosed.
     Ibico manufactures, sources, and distributes binding machines and supplies, laminators and laminating films, and calculators. It services worldwide markets, with a concentration of sales in Europe and the U.S. through the superstore, wholesale, catalog and distributor channels. The company has manufacturing facilities in Germany, Portugal and Mexico and distribution centers in twelve countries. Its products will continue to be marketed under the Ibico brand name, and the company will become part of GBC's Office Products Group, headed by Group President Howard Green.
     According to GBC President and CEO Govi Reddy, "the Ibico acquisition will provide GBC with greater critical mass to respond to the needs of its significant office products customers, particularly within their consolidating channels of distribution. It brings established relationships with existing and new key customers, a manufacturing base and strong market presence in Europe to strengthen existing GBC operations, access to new products and technologies, additional purchasing and manufacturing leverage, and highly-capable individuals to strengthen our global management team."
     Reddy said that the Ibico acquisition "further underscores GBC's commitment to strengthening its position in its various markets, and we continue to look for opportunities to expand our product lines, extend our geographic scope, realize synergies in product development, manufacturing and distribution, and leverage purchasing power to reduce costs for our customers through internal growth and strategic acquisitions," adding that "combining Ibico's sales with
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GBC's 1997 sales of  $700 million puts us on course to profitably reach $1 billion of revenues ahead of our target date of the year 2000."
     GBC is an innovative global technology leader in document finishing, paper shredding systems, film laminating and visual communications products. GBC's products are marketed under the GBC, Quartet, Ibico, VeloBind, Shredmaster, Bates, Sickinger, Pro-Tech, Fordigraph and U.S. RingBinder brand names and are used in the commercial, business, education, home office and government markets.
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     The foregoing forward-looking statements are based upon various assumptions, and certain risks and uncertainties could cause actual results to differ materially from those stated. GBC assumes no obligation to update its forward-looking statements.